Exhibit 15.1

For Immediate Release

Generation Income Properties

Purchases Tampa, FL Starbucks

Asset Purchased at 14.6% Discount

Tampa, FL – Generation Income Properties, Inc. (the “Company”) announced on April 6, 2018 that it had recently purchased a new construction, triple net leased and corporately-guaranteed Starbucks (NASDAQ: SBUX) building in Tampa, FL for $3,463,500.  The asset, located at 1300 South Dale Mabry Highway, was appraised for $4,055,000 which equates to $591,500 (14.59%) discount to market value.

David Sobelman, the President and founder of Generation Income Properties, stated, “I am very pleased that GIP is able to continue to find value in stabilized assets and grow its portfolio for its shareholders.”

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in major United States cities, with an emphasis on the major coastal markets. We invest primarily in freestanding, single-tenant commercial retail, office and industrial properties.

Additional information about Generation Income Properties, Inc. can be found at the Company’s corporate website: www.gipreit.com.

Forward-Looking Statement

This press release, whether or not expressly stated, may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. It reflects the Company’s expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements which are, in some cases, beyond the Company’s control which could have a material adverse effect on the company’s business, financial condition, and results of operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:

Generation Income Properties, Inc.

David Sobelman

President

(813) 448-1234

DS@gipreit.com

GIPREIT.COM